UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):

June 30, 2005

MVB FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

West Virginia	000-50567	20-0034461
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

301 Virginia Avenue

Fairmont, West Virginia 26554-2777

(Address of Principal Executive Offices, Zip Code)

Registrant’s telephone number, including area code: (304) 363-4800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Items To Be Included In This Report

Item 1.01 Entry Into Material Definitive Agreements

On June 30, 2005, the two second-tier subsidiaries of the Company (MVB-Marion, Inc., and MVB-Harrison, Inc.) entered into identical Management Agreements with the Company’s indirect subsidiary, MVB Bank, Inc. Each Management Agreement provides for management services by the second-tier holding company in its territory. For MVB-Harrison, Inc., the territory is Harrison County, West Virginia, and for MVB-Marion, Inc., the territory is Marion County, West Virginia. MVB Financial Corp. may assign other areas of responsibility to each of the second-tier holding companies.

The Agreements are each for a term of three years, subject to automatic renewal for continuing one-year terms, unless the one party notifies the other in writing, not more than 365 nor less than 90 days prior to the end of the then-current term of its intent not to automatically renew. As compensation for services rendered by MVB-Harrison, Inc., or MVB-Marion, Inc., to MVB Bank, Inc., MVB Bank must reimburse the second-tier holding company for its costs with respect to such services.

Each second-tier holding company will provide the following management services to the Bank:

(a) General management services;

(b) Pricing advice;

(c) Marketing and advertising services;

(d) Suggestions for the development of new banking products; and

(e) Loan approvals in principal amounts up to the lending limit of the Bank, provided that any two directors of a second-tier holding company may refer any loan for approval by the Board of the other second tier holding company.

The Agreements are each terminable on 30 days’ written notice or on the passage of 15 days after notice of default without cure. On termination of the Agreement, neither party shall have any further obligation under the Agreement, except for obligations occurring prior to the date of termination.

Signatures

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 1, 2005	MVB Financial Corp.

	By:	/s/ James R. Martin
James R. Martin
President